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                                  Law Offices

                           DRINKER BIDDLE & REATH LLP

                      Philadelphia National Bank Building
                              1345 CHESTNUT STREET
                          PHILADELPHIA, PA  19107-3496

                           TELEPHONE: (215) 988-2700
                                 TELEX: 834684
                              FAX: (215) 988-2757

                                 April 25, 1997


Seafirst Retirement Funds
701 Fifth Avenue
Seattle, WA  98104

   Re:   Rule 24f-2 Notice for Seafirst Retirement Funds
         (Registration No. 33-67454/811-5636-01)
         ------------------------------------------------

Gentlemen:

   We have acted as counsel for Seafirst Retirement Funds, a Delaware business trust (the "Company"), in connection with the registration of units of beneficial interest under the Securities Act of 1933, as amended, in its Bond Fund, Blue Chip Fund, and Asset Allocation Fund, made definite in number by the Rule 24f-2 Notice accompanying this opinion (collectively, the "Shares"). The Company is authorized to issue an unlimited number of units of interest of each of the aforesaid funds.

   We have reviewed the Company's Declaration of Trust, its By-Laws, resolutions adopted by its Board of Trustees and shareholders, certificates as to certain matters and such other legal and factual matters as we have deemed appropriate.

   This opinion is based exclusively on the Delaware Business Trust Act and the federal law of the United States of America.

   Based on the foregoing, we are of the opinion that the Shares were, when issued against payment therefor as described in the Company's prospectus, validly issued, fully paid and non-assessable by the Company, and that the holders of the Shares are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under


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the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also trustees of the Company).

   We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the Company's Rule 24F-2 Notice.


                                    Very truly yours,


                                    /s/DRINKER BIDDLE & REATH LLP